Exhibit 99.1
Index Oil and Gas Inc. Provides Commentary on the Financial Results for Fiscal Year Ended March 31, 2008

HOUSTON, July 17, 2008 (PRIME NEWSWIRE) -- Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) (``Index'' or the ``Company'') today provided commentary on the Company’s Financial Results for Fiscal Year Ended March 31, 2008, which are discussed in Index’s Annual Report on Form 10-K (the "Annual Report"), filed on June 30, 2008 with the Securities and Exchange Commission.

Oil and gas sales rose to $1,705,593 for the fiscal year ended March 31, 2008 (the "FY 2008") as compared to $457,046 for the fiscal year ended March 31, 2007 (the "FY 2007"), an increase of approximately 273%.  The increase in oil and gas sales was primarily due to the increase in production volumes of 20.551 Mboe (thousands of barrels of oil equivalent),, from 8.075 MBoe in the FY 2007 to 28.626 MBoe in FY 2008.

The increase is due primarily to new production in FY 2008 from Index’s Outlar, Shadyside, Friedrich and Schroeder wells. Additionally, revenue increased due to higher average commodity prices; our average price per Boe (barrel of oil equivalent) increased by $2.98, or 5.0%, in 2008, rising to $59.58 per Boe in the FY 2008 from $56.60 per Boe in the FY 2007.

Net loss for the FY 2008 was $(1.946 million) as compared to $(2.226 million) for the FY 2007. The losses for FY 2008 and FY 2007 include $0.303 million and $0.875 million, respectively, of non-cash stock-based compensation costs. Contributing to the FY 2008 net loss were higher operating costs and depletion on increased production, together with reduced interest income on available cash as proceeds from prior equity issuances were applied to capital expenditures. The Company made $8.792 million of capital expenditures in FY 2008, principally on its oil and gas properties.

Lyndon West, CEO of the Company, stated, "The revenue generated in the fourth quarter of FY 2008 ($1,231,331, or 72% of the total revenues for the fiscal year) reflects the progress of our business plan.  Some of the projects entered into during fiscal years 2006 and 2007 began their production phase during the Company’s final quarter, and the application of previously raised capital is beginning to show the financial results we anticipated.”

Mr. West added, “Index is now fully funded to participate in two key projects to date in FY 2009, West Wharton and Alligator Bayou, and we remain excited about our growth prospects for the future. We continue to explore opportunities for our Company, including our stated aim to pursue appropriate opportunities to acquire or merge with businesses that share Index's risk-balanced approach to drilling, and whose assets will enhance the Company's growth and shareholder value.''

About Index Oil and Gas

Index Oil and Gas Inc.  (OTCBB:IXOG) is a dynamic oil and gas exploration and production company, with activities primarily in Texas, Louisiana and Kansas, and offices in Houston.  The Company’s goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects.  After successfully focusing on lower risk prospects to build reserves and near term cash flow in FY 2007 (ended March 31, 2007), Index embarked upon a drilling program in FY 2008 of a balanced, risk-managed portfolio of prospects designed to generate significantly higher reserves and production.  The Company has a successful drilling record and intends to grow its existing asset base and revenues through further investment in the U.S.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This release may also contain other ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2008 and the Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

To learn more about Index Oil and Gas (OTCBB:IXOG.OB -- News), please visit the Company’s web site at http://www.indexoil.com.  To receive news about the company as it becomes available, please contact Adam Brooks at abrooks@cfsg1.com or 1-800-625-2236.

Contacts:

Consulting For Strategic Growth 1

Investor Relations
Stanley Wunderlich, CEO
1-800-625-2236
Fax: 1-646-205-7771
info@CFSG1.com
www.cfsg1.com

Media Relations
Daniel Stepanek, EVP
1-646-205-7767
Fax: 1-646-205-7771
dstepanek@cfsg1.com

INDEX OIL AND GAS INC.
CONSOLIDATED STATEMENT OF LOSSES
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007
FOLLOWS

INDEX OIL AND GAS INC.
CONSOLIDATED STATEMENT OF LOSSES
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007.

	2008	2007
Revenue:
Oil & gas sales	$1,705,593	$457,046

Operating Expenses:
Operating costs	303,474	114,735
Depreciation and amortization	1,096,229	189,379
General and administrative expenses	2,457,929	2,723,235
Total Operating Expenses	3,857,632	3,027,349

Loss from Operations:	(2,152,039)	(2,570,303)

Other Income:
Interest income	205,609	344,646
Total Other Income	205,609	344,646

Loss before Income Taxes	(1,946,430)	(2,225,656)

Income Taxes Benefit	-	-

Net Loss	$(1,946,430)	$(2,225,656)

Loss per share:
Basic and assuming dilution	$(0.03)	$(0.03)

Weighted average shares outstanding:
Basic and assuming dilution	66,288,104	65,623,189

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